Exhibit 10.1

BILL OF SALE, ASSIGNMENT AND ASSUMPTION, AND PURCHASE AGREEMENT

This Bill of Sale, Assignment and Assumption, and Purchase Agreement (this “Agreement”), dated as of November 3, 2025, is made by and among 2WR of Georgia, Inc., a Georgia corporation (“Buyer”), and UG Architecture, Inc., f/k/a 2WR of Colorado, Inc., a Colorado corporation (“Seller”), and urban-gro Architect Holdings, LLC, a Delaware limited liability company (“Parent,” and, together with Seller, collectively the “Seller Parties”). Each of Buyer and the Seller Parties may hereafter be referred to, collectively, as the “Parties,” and, individually, as a “Party.”

Recitals

WHEREAS, Seller is engaged in the business of providing commercial, industrial and municipal architectural and construction administration services primarily in the controlled environment agriculture industry including cannabis (the “Business”); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, certain assets, subject to the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Purchase, Sale and Assignment. Seller hereby sells, assigns, grants, transfers, sets over, bargains, remises, releases, and delivers to Buyer, and Buyer hereby purchases and assumes from Seller, all of Seller’s right, title and interest in and to the Seller’s customer list (the “Purchased Assets”), free and clear of any liens, security interests, claims or other encumbrances (“Liens”). Notwithstanding the foregoing, the Purchased Assets shall not include any other assets of the Business or of Seller that are not specifically identified in this Section 1.

2. No Assumption of Liabilities. Notwithstanding any other provision herein to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any liability of any kind of Seller or its affiliates, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereafter created (collectively, the “Excluded Liabilities”). Seller shall pay and satisfy in due course all Excluded Liabilities that Seller is obligated to pay and satisfy.

3. Purchase Price and Payment of Purchase Price.

(a) The aggregate purchase price to be paid by Buyer for the Purchased Assets shall be $143,000 (the “Purchase Price”). At the Closing (defined below), Buyer shall pay to Seller the Purchase Price in immediately available funds to the account(s) specified by Seller.

(b) On or about October 21st, 2025, Buyer, or its Affiliate on behalf of Buyer, paid $70,000 (the “Deposit”) to Seller. The Deposit shall be applied to the Purchase Price at the Closing.

4. Closing. Subject to the terms and conditions of this Agreement, the consummation (the “Closing”) of the transactions contemplated to occur hereby (the “Transactions”) shall take place remotely via the exchange of documents and signatures (or their electronic counterparts) on the date hereof (the “Closing Date”). The Closing shall be deemed to have occurred as of 12:01 a.m. CT on the Closing Date. At the Closing (a) Seller shall deliver to Buyer (i) this Agreement, duly executed by Seller, (ii) an IRS Form W-9, duly executed by Seller, and (iii) such other documents and instruments as may be reasonably required to consummate the Transactions; and

(b) Buyer shall deliver to Seller (i) this Agreement, duly executed by Buyer, and (ii) the Purchase Price.

5. Representations and Warranties of the Parties.

(a) Each Party hereby represents and warrants to the other Party that: (a) such Party has the full right, corporate or limited liability company power and authority to enter into this Agreement and to perform such Party’s obligations hereunder; (b) the execution and delivery of this Agreement on behalf of such Party, and the consummation of the Transactions by such Party, has been duly authorized by all necessary corporate or limited liability company action on the part of such Party; (c) this Agreement has been executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity. The Seller Parties, jointly and severally, further represent and warrant to Buyer that: (i) Seller has good and valid title to the Purchased Assets, free and clear of all Liens and that upon the sale, conveyance, transfer, assignment and delivery thereof to Buyer in accordance with this Agreement, Buyer will acquire good and valid title thereto free and clear of all Liens; (ii) all taxes due and owing by Seller have been, or will be, timely paid, and no extensions or waivers of statutes of limitation have been given or requested with respect to any taxes of Seller ; (iii) all tax returns required to be filed by Seller for any tax periods prior to the Closing have been, or will be, timely filed, and such tax returns shall be true, complete and correct in all respects; (iv) Seller does not own or lease any real property; (v) Seller is in compliance with, and is not in breach or violation of, or default under, and has not ever been in breach or violation of, or default under (x) its governing documents, (y) any law or governmental order, or (z) except as set forth on Schedule 5(a), any contract in each case, applicable to or binding upon Seller, the Purchased Assets or the Business; (vi) except as set forth on Schedule 5(a), there is no claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil or criminal, administrative, regulatory or otherwise, whether at law or in equity (“Action”) pending or threatened against or by any Seller Party relating to or affecting Seller, the Purchased Assets or the Business, or that challenges or seeks to prevent, enjoin or otherwise delay the Transactions; (vii) no event has occurred or circumstances exist that may give rise to, or serve as a reasonable basis for, any such Action; (viii) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller Party; (ix) there are no employee-related disputes or litigation that is pending or threatened in respect to any current or former employees of Seller and Seller Parties have complied with all employee-related laws and benefit plans; and (x) no representation or warranty by any Seller Party in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement or a material fact, or omits to state any known material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

6. Termination, Waiver and Release of Buyer Non-Compete Restriction.

(a) Waiver of Non-Compete Restriction. The Parties are parties to that certain Stock and Asset Purchase Agreement, dated August 27, 2025, among the Parties and the other parties thereto (“Purchase Agreement”). Section 7.03(b) of the Purchase Agreement contains a non-compete restriction (the “Buyer Non-Compete Restriction”) prohibiting Buyer from engaging in the Buyer’s Restricted Business within the Buyer’s Restricted Territory (as those terms are defined in the Purchase Agreement). Effective upon the consummation of the Transactions at the Closing, the Buyer Non-Compete Restriction shall be automatically waived, terminated and deemed to be of no further force or effect, without any further action of the Parties (or the other parties to the Purchase Agreement). For the avoidance of doubt, upon the execution and delivery of this Agreement, Section 7.03(b) of the Purchase Agreement shall be deemed to be amended to delete the entirety thereof and replace it with “[Reserved].”

(b) Release. Each Seller Party, on behalf of itself and its affiliates and its and their respective officers, directors, shareholders, members, managers, employees, consultants, agents, representatives, successors, assigns, heirs, executors, and administrators, and assigns (collectively, the “Releasing Parties”), RELEASE AND FOREVER DISCHARGE Buyer, 2WR Holdco, LLC, and their respective affiliates, parents, subsidiaries, joint venturers, officers, directors, shareholders, members, managers, employees, consultants, agents, representatives, successors, assigns, heirs, executors, and administrators (collectively, the “Released Parties”) from all causes of action, suits, debts, claims, liabilities, costs, losses, expenses, and demands whatsoever at law, in equity, or otherwise, whether known or unknown, whether actual or potential, whether suspected or unsuspected, that the Releasing Parties ever had, now have, or hereafter may have solely with respect to any of the Released Parties arising from, in connection with, or relating to the Buyer Non-Compete Restriction, and any related claims for indemnification or contribution from any Released Party (whether statutory, by common law, pursuant to the charter or other organizational documents of any Released Party, or otherwise) and reasonable attorneys’ fees and costs arising thereunder.

7. Seller Clients. After the Closing, Buyer shall have the right to contact any customer of the Business for any reason, including, but not limited to, the right to discuss any work that, immediately prior to the Closing, was being performed by or on behalf of Seller (such as work-in-progress) and to enter into agreements with such customers of the Business. Upon written notice by Buyer thereof, Seller shall take all actions as are necessary, and shall use commercially reasonable efforts to cooperate, at Seller’s sole cost and expense, with Buyer’s reasonable requests in terminating, amending, assigning or otherwise modifying any agreement or arrangement existing immediately prior to the Closing between Seller and the customers of the Business.

8. Employees.

(a) For those employees of Seller whom Buyer wishes to employ after the Closing, such employees shall resign from the Seller effective as of the Closing Date and shall thereupon become employees of Buyer (“Transferred Employee”). Notwithstanding any provision herein to the contrary, in no event shall Buyer be required to hire any of any Seller’s employees.

(b) Subject to the obligations set forth in Sections 8(c) and 8(d), Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee (other than a Transferred Employee pursuant to Sections 8(c) and 8(d)), officer, director, independent contractor or consultant of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date. Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of Seller or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees of Seller that relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons or entities as and when due.

(c) Except as otherwise provided herein, effective as of the Closing Date, the employment of the Transferred Employees with Seller and their active participation in the benefit plans of Seller shall cease. Solely for purposes of any benefit plan that provides for separation, termination or severance benefits, Buyer and Seller intend that the Transactions should not constitute a separation, termination or severance of employment of any Transferred Employee who accepts an employment offer by Buyer, and that each such Transferred Employee shall, solely for such benefits purposes, be deemed to have continuous employment immediately before and immediately after the Effective Date.

(d) This Section 8 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 8, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 8.

Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 8 shall not create any right in any Transferred Employee or any other person to any continued employment with Buyer or any of its affiliates or compensation or benefits of any nature or kind whatsoever.

9. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Each of Parent and Seller (each, individually, a “Restricted Party,” and, collectively, the “Restricted Parties”) acknowledge the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that, for a period of 3 years after the Closing Date (“Restricted Period”), each Restricted Party shall not, and each shall not permit its Affiliates to, directly or indirectly (i) engage in or assist others in engaging in the Business (the “Restricted Business”) in the United States (the “Territory”); or (ii) have an interest in any person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant. Notwithstanding the foregoing, a Restricted Party may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such person and does not, directly or indirectly, own 2% or more of any class of securities of such person.

(b) During the Restricted Period, each Restricted Party shall not, and each shall not permit its Affiliates to, directly or indirectly (i) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business, or any other person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship; or (ii) hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) From and after the Closing Date, none of the Restricted Parties shall not, and each shall not permit any of its Affiliates to, make any disparaging or other remark, statement, comment or representation, whether direct or indirect, whether true or false, that is intended to harm the reputation or business of Buyer (including the Business) or any of Buyer’s Affiliates, or any of their respective members, shareholders, partners, managers, directors, officers, employees or agents.

(d) Each of the Restricted Parties acknowledge that a breach or threatened breach of this Section 9 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Restricted Party or its Affiliates of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to Buyer in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post a bond).

(e) Each Restricted Party acknowledges that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction or any governmental order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law or such governmental order. The covenants contained in this Section 9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

10. Indemnification.

(a) Indemnification by Seller Parties. From and after the Closing Date, the Seller Parties shall, jointly and severally, defend, indemnify and hold harmless the Released Parties (each, individually, a “Buyer Indemnified Person”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder (collectively, “Losses”) suffered or incurred by such Buyer Indemnified Person arising from or relating to: (i) any breach, inaccuracy, or non-fulfillment of any covenant, representation, representation, agreement or obligation to be performed by a Seller Party pursuant to this Agreement; (ii) the operation of the Business before the Closing Date or the operation of the Business (other than the Purchased Assets) after the Closing Date; (iii) taxes imposed upon or payable by any Seller Party; (iv) any work-in-progress by Seller prior to the Closing or any other claims by a customer or third party relating to any work performed by or on behalf of Seller prior to the Closing; or (v) a Seller Party’s employment of any non-Transferred Employees before, as of or following the Closing Date.

(b) Effect of Investigation. The representations, warranties and covenants of the Seller Parties, and the Buyer Indemnified Person’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer Indemnified Person (including by any of its representatives) or by reason of the fact that the Buyer Indemnified Person or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Buyer Indemnified Person’s waiver of any condition set forth herein.

(c) Payment of Losses. Once any Losses are agreed to by the Seller Parties or finally adjudicated to be payable under this Section 10, the Seller Parties shall satisfy their obligations within 30 days thereof by wire transfer of immediately available funds to the account(s) designated in writing by the Buyer Indemnified Party.

11. Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post a bond).

12. General Provisions. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses. All notices, claims, demands and other communications hereunder shall be given in accordance with Section 9.02 of the Purchase Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by a party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is asserted. No waiver by a party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent that such portion is not held invalid or unenforceable. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than Buyer and the Seller Parties and their respective successors and permitted assigns. None of the Parties may assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement, without the other Party’s prior written consent. Any attempted assignment in contravention of this provision shall be void. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be considered an original and together they shall constitute one and the same agreement.

13. Choice of Law; Venue. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the Laws of the State of Delaware without regard to its conflict of Laws principles. Any Action arising out of or based upon this Agreement, the ancillary documents or the Transactions may be instituted in the state and federal courts located in Delaware and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Action in such courts and irrevocably waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

14. WAIVER OF JURY TRIAL. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (a) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (b) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above set forth.

Buyer:

2WR of Georgia, Inc.

By:	/s/ Chris Mayer
Name:	Chris Mayer
Title:	Managing Member

Seller:

UG Architecture, Inc.

By:	/s/ Bradley Nattrass
Name:	Bradley Nattrass
Title:	CEO

Parent:

urban-gro Architect Holdings, LLC

By:	/s/ Bradley Nattrass
Name:	Bradley Nattrass
Title:	CEO

[Signature Page to Bill of Sale, Assignment and Assumption, and Purchase Agreement]